Exhibit 99.2

Brigham Exploration Announces FY 2006 Capital Spending Plan

AUSTIN, Texas, Feb. 21 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) announced today the approval by its board of directors of a capital expenditure plan for 2006. Brigham plans to spend approximately $156.9 million on capital expenditures, an increase of approximately 32% when compared to 2005.

FY 2006 CAPITAL SPENDING PLAN

We currently plan to spud 43 new wells in 2006 with an average working interest of 58%. Approximately 77% or $120.4 million of our 2006 capital budget will fund drilling expenditures, representing a 33% increase over the amount we spent on drilling in 2005. Of our budgeted drilling expenditures for 2006, approximately 39% are allocated to the drilling exploration wells while 61% is allocated to development drilling activities. This compares to 48% spent to drill exploration wells and 52% on development drilling activities in 2005. For 2006, we plan to drill six higher risk but higher reserve potential tests. Additionally, we estimate that we will spend approximately $56.4 million in 2006 to develop our proved undeveloped reserves at December 31, 2005, compared to the $26.6 million we spent in 2005. Our budgeted capital expenditure program for 2006 is as follows:

(In Millions)

Drilling	$120.4
Net land and G&G	28.6
Capitalized interest and G&A	7.3
Other non-oil & gas	0.6
Total	$156.9

The amount and allocation of actual capital expenditures will depend upon a number of factors, including the impact of oil and gas prices, variances in drilling and service costs, the timing of our drilling wells and variances in forecasted production.

ONSHORE GULF COAST

Approximately $78.5 million or 50% of our total budgeted capital expenditures for 2006 will be allocated to our onshore Gulf Coast province. Approximately 84% of the capital we plan to spend in 2006 in this province will be allocated to the drilling of 20 wells with an average net working interest of 57%, to the drilling and completion of wells that were drilling at December 31, 2005 and other various development activities.

Approximately 63% of the drilling capital budgeted for our onshore Gulf Coast province is allocated to various development activities. Our 2006 capital allocated development activities in this province will be used to drill five Vicksburg wells (65% average net working interest), four Frio wells (63% average net working interest), two development wells (41% average net working interest) in our recently announced South Louisiana joint ventures, for drilling and completing wells that were in progress at year end and for other development activities. We plan to operate the drilling of all of these wells.

The remaining 37% of our drilling capital budgeted for our onshore Gulf Coast province is allocated to exploration drilling activities. Our 2006 capital allocated to exploration drilling activities in this province will be used to drill four Frio wells (75% average net working interest), four exploration wells (35% average net working interest) in our recently announced South Louisiana joint ventures, one Yegua well (50% working interest) located in our General Patton project and for drilling and completing wells that were in progress at year end. We plan to operate the drilling of all these wells except for one of the Southern Louisiana wells.

Five of our six higher risk but higher reserve potential tests planned for 2006 are located in our onshore Gulf Coast province. Four of these wells are Frio wells and one is a Yegua test. We will retain an average net working interest of 75% in the four Frio tests and will retain a 50% working interest in the Yegua test. One of the higher risk but higher reserve potential lower Frio tests, the Trull B #3, includes a middle Frio objective that was booked as a proved undeveloped reserve at December 31, 2005.

We also plan to spend approximately $12.8 million on land and seismic activities in our onshore Gulf Coast province during 2006.

ANADARKO BASIN

Approximately $44 million or 28% of our total budgeted capital expenditures for 2006 will be allocated to our Anadarko Basin province. Approximately 74% of the capital we plan to spend in this province in 2006 will be allocated to the drilling of 15 wells with an average net working interest of 45%, to the drilling and completion of wells that were drilling at December 31, 2005 and other various development activities.

Approximately 91% of the budgeted drilling capital we plan to spend in our Anadarko Basin province in 2006 is allocated to various development activities, which includes the drilling of 10 (48% average net working interest) development wells. Approximately $18 million our 2006 development drilling capital expenditures planned for this province will be allocated to the drilling of two Hunton development wells. We will operate and retain an average net working interest of 84% in these wells which includes the Mills Ranch 99 #1S2, a reentry and sidetrack of our previously drilled Mills Ranch 99#1, and the Mills Ranch 96 #1, which will be located on the westernmost end of the Mills Ranch Field. Approximately $7 million of our planned development drilling capital expenditures for this province in 2006 will be allocated to the drilling of four Granite Wash wells and to completing Granite Wash wells that were in progress at year-end. We will operate one of the Granite Wash wells, the Hobart 59 #2 with a 99% working interest. We will participate in the drilling of the remaining three Granite Wash wells, which are located in our Lovett project in Roberts County Texas, with an average net working interest of 23%. The remaining development drilling capital expenditures planned for 2006 in this province include $3.8 million to drill three Springer wells with an average net working interest of 47% and $1 million to drill a low interest Bromide well along with other development activities.

The remaining 9% of our planned 2006 drilling capital budgeted for our Anadarko Basin province will be allocated to the drilling of one Hunton exploration well and four Springer exploration wells. We will retain a 100% working interest in the Hunton well and an average net working interest of 23% in the Springer wells. The Hunton exploration well is one of the higher risk but higher reserve potential wells that we plan to drill in 2006.

We also plan to spend approximately $11.3 million on land and seismic activities in our Anadarko Basin province during 2006.

WILLISTON BASIN

Approximately $20.8 million or 13% of our total budgeted capital expenditures for 2006 will be allocated to our Williston Basin province. Approximately 85% of the capital we plan to spend in this province in 2006 will be allocated to the drilling of four pilot wells that will target the Middle Bakken formation. We will retain an average net working interest of 100% and currently plan to spud our first pilot well in this province during the second quarter of 2005. We plan to operate all these wells. The remaining 15% of total capital budgeted to this province is allocated to land acquisition.

WEST TEXAS & OTHER

Approximately $5.7 million or 4% of our 2006 budgeted capital expenditures are allocated to our West Texas province. Approximately 75% of this capital is allocated to drilling with the remaining $1.4 million allocated to land and seismic. For 2006 we plan to drill three exploration wells (67% average net working interest) and one development well (88% net working interest).

MANAGEMENT COMMENTS

Bud Brigham, the Chairman and CEO, stated, “In 2005 our development drilling performed well, and we expect that to continue in 2006, providing good visibility for growth in production volumes and proved developed reserves. Our Gulf Coast developmental drilling in 2006 is highlighted by our five Vicksburg wells, where we experienced our strongest results in 2005. We’ll also drill four Frio wells, capitalizing on our recent discoveries where we have meaningful upside that is not reflected in our proved reserves, and two South Louisiana wells offsetting significant producers. In the Anadarko Basin our development activity is highlighted by two Mills Ranch Field development wells, where the field’s reserves average an estimated 12 Bcfe per well, reserve lives have typically been over 20 years, and where we brought on line the Mills Ranch #2-98 last year at 8.5 MMcfe per day.”

Bud Brigham further stated, “Our 2006 exploration program provides our shareholders with substantial option value for more rapid net asset value growth. We plan to drill six high reserve potential wells that provide us with a total net reserve potential that is more than double that of our year-end reserves. The standouts in this program are our remarkably large Green Ranch and Sunset Reef Lower Frio prospects that we’ve looked forward to testing for some time. Additional option value is provided by our unconventional program. Roughly 21% of our drilling capital will be invested in our unconventional plays, such as the Bakken, that if successful, could substantiate a multi-year inventory of low risk drilling opportunities that materially impacts our shareholder net asset value.”

About Brigham Exploration

Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

Forward Looking Statement Disclosure

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company’s filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact: John Turner, Director of Finance & Business Development

                    (512) 427-3300

SOURCE  Brigham Exploration Company
     -0-                              02/21/2006
     /CONTACT:  John Turner, Director of Finance & Business Development of Brigham Exploration Company, +1-512-427-3300/
     /Web site:  http://www.bexp3d.com /